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NEWS RELEASE
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FOR IMMEDIATE RELEASE June 8, 2000	MEDIA CONTACT: Nancy Moses 202-872-2680 INVESTOR RELATIONS: Ernie Bourscheid 202-872-2797

         PEPCO TO SELL POWER GENERAING ASSETS TO
                   SOUTHERN ENERGY FOR $2.65 BILLION

  All Stranded Cost Recovered, Including Power Purchase Agreements

      Potomac Electric Power Company (NYSE: POM) announced today that it has entered into an agreement to sell the bulk of its electric generating assets to Southern Energy Inc., a wholly owned subsidiary of
Southern Company. The purchase price is $2.65 billion. When added to the $152.5 million Pepco will receive for the sale of its interest in the Conemaugh generating station, announced previously, this transaction will bring the total for Pepco's sale of generation resources to $2.8 billion. The agreement was reached following an extensive competitive bidding process that began in January 2000.

     Also included as part of the transaction is a provision for Pepco to buy power from Southern Energy for up to four years, at prices below
Pepco's current average cost of production. This will enable Pepco to continue to provide power to customers who do not elect to switch to another electricity supplier, as customer choice becomes effective.

     "This sale is beneficial to both our customers and shareholders,"
said John M. Derrick, Jr., Pepco chairman and chief executive officer.
Under sharing arrangements contained in settlements approved last year by the Maryland and District of Columbia Public Service Commissions,
profits from the sale will be shared with customers. The sale also eliminates customers' exposure to payment of "stranded costs" arising from the transition to a competitive electricity market. "This transaction will provide what the parties to the settlements hoped it would. Customers' share of the proceeds will lower their electricity bills and they will not have to pay any stranded costs," Derrick added.

     Approximately 1,000 Pepco employees will be affected by the sale;
Southern Energy has indicated it intends to retain the vast majority of them. Eligible Pepco employees who are left without work as a result of the sale will be covered by a severance plan.

                                          -MORE-
PEPCO 2-2-2

     Once the transaction is complete, Southern Energy will acquire the
1,412 megawatt coal- and oil-fired Morgantown generating station, located in Charles County, Md.; the 2,339 megawatt coal-, oil-, and gas-fired Chalk Point station, located in Prince George's County, Md.;
the 837 megawatt coal-, oil-, and gas-fired Dickerson station, located in Montgomery County, Md.; and the Potomac River station, the 482 megawatt coal-fired facility located in Alexandria, Va. Southern
Energy also will acquire Pepco's rights and obligations to the 84 megawatt, Southern Maryland Electric Cooperative, Inc., combustion turbine; Pepco's entitlements under five purchased power agreements totaling 735 megawatts; and an engineering and maintenance service facility. Two Pepco power plants located in Washington, D.C., are not included in the sale, but will be operated and maintained by Southern
Energy. The transaction is expected to close later this year.

     "We are very pleased to have Southern make a commitment to power generation in this region. Southern is a proven operator. That is good news for our employees and the communities we serve," said Dennis
Wraase, Pepco president.

     Pepco is an investor-owned company that engages in regulated utility operations and diversified competitive energy and
telecommunications businesses through its wholly owned subsidiaries.
The utility delivers electricity to 1.9 million people in Washington,
D.C., and major portions of Prince George's and Montgomery counties in suburban Maryland and sells electricity at wholesale to the Southern
Maryland Electric Cooperative, Inc.

     Southern Energy Inc. - with operations in 13 countries on five continents - develops, builds, owns and operates power production and delivery facilities and provides a broad range of services to utilities and industrial companies around the world. Its Southern Company Energy
Marketing unit provides energy marketing, risk management and financial services and other energy-related commodities, products and services to customers in the United States and Canada.

     Southern Company (NYSE: SO), the largest producer of electricity in the United States, is also the parent firm of Alabama Power, Georgia
Power, Gulf Power, Mississippi Power and Savannah Electric.

     Pepco retained Navigant Consulting, Inc. (NYSE: NCI) to manage the divestiture of its power generation portfolio. Merrill Lynch is serving as Pepco's financial advisor, and the firm of Dickstein,
Shapiro, Morin & Oshinsky is the company's legal advisor.

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Information contained in this press release may include forward-looking statements, which should be considered in light of the risks inherent in the company's business, as discussed in the company's public documents filed with the Securities and Exchange
Commission.